Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Annapolis Bancorp, Inc.

We hereby consent to the use of our report dated March 26, 2012, relating to the consolidated financial statements as of December 31, 2011 and 2010, which appear in the Annual Report of Annapolis Bancorp, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2011, in this Proxy Statement/Prospectus which forms part of the Registration Statement on Form S-4 dated as of the date hereof relating to the proposed merger of Annapolis Bancorp, Inc. with and into F.N.B. Corporation. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

STEGMAN & COMPANY

/s/ STEGMAN & COMPANY

Baltimore, Maryland

January 23, 2013

Suite 100, 405 East Joppa Road    Baltimore, Maryland 21286  —  410-823-8000  —  1-800-686-3883  —   Fax: 410-296-4815  —   www.stegman.com